UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K/A

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 17, 2010

REMEC, INC.

(Exact name of registrant as specified in its charter)

California	1-16541	95-3814301
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

3790 Via de la Valle, Del Mar, CA 92014

(Address of principal executive offices, with zip code)

(858) 259-4265

(Registrant’s telephone number, including area code)

n/a

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Explanatory Note

This amendment is being filed to Item 8.01 of the Current Report on Form 8-K filed by Remec, Inc. (the “Company”) on September 17, 2010 to correct a typographical error contained in the letter the Company provided to its shareholders, dated September 20, 2010 (the “Shareholder Letter”).

Item 8.01.	Other Events.

In the Shareholder Letter, the Company announced that in accordance with the Plan of Complete Liquidation and Dissolution previously approved by its shareholders, the Company intended to (i) enter into a liquidating trust agreement for the purpose of completing the final wind-up of the Company’s affairs and the final liquidation and distribution of its assets, (ii) transfer its then remaining assets (subject to its then remaining liabilities) to the trustee of the REMEC Liquidating Trust (the “Liquidating Trust”) on December 31, 2010, and (iii) close its stock transfer books as of 4:00 p.m. (Eastern Standard Time) on December 31, 2010. On November 17, 2010, the Company announced in its Current Report on Form 8-K that it had entered into a liquidating trust agreement, with Richard Sackett serving as trustee, to form the Liquidating Trust as contemplated by the Shareholder Letter.

The Shareholder Letter contained a number of questions and answers regarding the Company’s liquidation. This amendment corrects a typographical error in the answer to the question of “When does the Trustee expect to complete the liquidation process?” The answer to this question should be that “The trustee expects to complete the liquidation of the Liquidating Trust’s assets by March 2012.” The disclosure that the expected timing of the final liquidation and distribution of the Liquidating Trust’s assets would take more than one year from the formation of the Liquidating Trust is consistent with the information the Company previously provided in its reports and filings with the Securities and Exchange Commission regarding the nature of the Liquidating Trust’s remaining assets and contingent liabilities.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REMEC, INC.

Date: December 20, 2010	By:	/S/ DAVID F. WILKINSON
David F. Wilkinson
Chief Financial and Accounting Officer

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